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                                  EXHIBIT 11


                   COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                                       For the three months
                                                         ended March 31,
                                                    --------------------------
                                                       1996           1995
                                                    -----------    -----------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING


1  Average common shares outstanding                 14,576,280     14,515,866

2  Net additional shares assuming stock
   options exercised and proceeds used to
   purchase treasury stock.                             789,422        635,849
                                                    -----------    -----------

3  Average number of common and common
   equivalent shares outstanding                     15,365,702     15,151,715
                                                    -----------    -----------

EARNINGS
4  Net income                                       $ 6,863,000    $ 4,857,000
                                                    ===========    ===========

PER SHARE AMOUNTS
  Net income per share (line 4 / line 3)            $      0.45    $      0.32
                                                    ===========    ===========






Note: In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.
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